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                                                                    EXHIBIT 10.7




                                             October 22, 2001

Robert H. Lessin
131 South Woodland Street
Englewood, NJ 07631

Dear Bob:

The purpose of this letter is to amend our agreement with respect to your employment by SoundView Technology Group, Inc. in light of your expressed desire to devote more time to the venture funds affiliated with the Company, charitable endeavors, and a new business enterprise as further detailed in Annex A. Specifically, our agreement of June 8, 1998, as amended by our agreements of October 30, 1998 and January 1, 1999 (collectively, your Employment Agreement"), is further amended as provided in this letter.

Section 1 is amended in its entirety to read as follows:

SECTION 1. EMPLOYMENT. You will be employed by Soundview Technology Group, Inc. as the Chairman of SoundView Ventures Corporation, a wholly owned subsidiary of SoundView Technology Group, Inc., the purpose of which is to act as the investment advisor for the four Dawntreader Fund II parallel funds (collectively, the "Dawntreader II Funds"), and as otherwise set forth herein. You will continue to devote a significant amount of your time to working with the employees of SoundView Ventures Corporation towards the goal of investing the remaining capital of the Dawntreader II Funds. In addition, you will be reasonably available to assist our investment bankers as requested in the execution of advisory and other investment banking engagements. In order to continue to be available to provide investment banking services, you will continue to be registered with SoundView Technology Corporation. SoundView Technology Corporation will not object and will support your dual registration with your new venture, as further detailed in Annex A, if you deem it appropriate or necessary for that company to be a registered broker-dealer. This Letter Agreement covers the period from the date of this letter until September 30, 2002 (the "Employment Period"). The Company will continue to provide secretarial support for your activities from your current secretary for the duration of the Employment Period. In addition, the Company confirms that it is the present intention of the Board that you be renominated to serve as a director for a three (3) year term at the next annual meeting of stockholders at which directors in your class are to be elected. You confirm that it is your present intention to serve as a director, if nominated by the Board of Directors and elected by the shareholders. In the event that you are not nominated and elected to continue your service as a director to the Company for an additional three (3) year term, the Company agrees to retain you as a consultant to the Company at the end of the Employment Period on terms and conditions to be negotiated at the time for the period commencing as of the date immediately prior to the termination of the Employment Period and ending on May 31, 2005. During such consultancy, you shall be available to answer questions for the Company regarding the


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Robert H. Lessin
October 23, 2001
Page 2


operations of venture funds and past investments of the Dawntreader II Funds, as well as such other matters as you and the Company may agree to at the time.

Section 2 (a) is amended in its entirety to read as follows:

SECTION 2. COMPENSATION. During the Employment Period, you shall be paid a salary of Three Hundred Thousand Dollars ($300,000), payable in periodic installments, which are not less frequent than the periodic installments in effect for salaries for other senior executives of the Company. Although you will be eligible to receive a bonus at our discretion, it is our mutual understanding that the Company may, in its sole discretion, elect not to pay any bonus to you for your services during the Employment Period.

Section 2 (b) is deleted in its entirety and replaced by:

 "Intentionally Omitted."

Section 4 is amended to include a new Section 4(e).

SECTION 4....

          (e) Notwithstanding anything to the contrary contained in this Letter Agreement, the Company agrees that you may own and participate in any way you deem appropriate in the management and operations of any organization as described in Annex A to this Agreement so long as the activities of that entity during the Employment Period are within the parameters described in Annex A. It is the intention of both parties that you will spend no more time during the Employment Period working on the activities of such business organization than you do working for the Company. Further, during the Employment Period and for one year thereafter, you agree that, the organization described in Annex A and its affiliates will not hire any person employed by the Company during the Employment Period unless their termination was by the Company, for at least one year after such person's employment with the Company was terminated; PROVIDED, HOWEVER, that the organization described in Annex A and its affiliates shall be permitted to hire, following the end of the Employment Period, any person who was a member of Dawntreader Partners II LLC at the date hereof or was your secretary. Moreover, during the Employment Period and for a period of one year thereafter, you will not, directly or indirectly, solicit, recruit or cause to be hired any employee of the Company to work for a Person other than the Company or directly or indirectly engage in any activity that would cause any employee of the Company to leave the Company for employment with any other Person, it being understood that this restriction shall not apply to any person who on his or her own initiative contacts such third Person without any direct or indirect solicitation by or encouragement from you or because they responded to a general advertisement or a non-directional inquiry from a search firm. As used in this
Section 4(e), the term "Person" shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture,


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Robert H. Lessin
October 23, 2001
Page 3


governmental agency, or other entity, whether domestic or foreign. In the event that (i) the Company liquidates or disolves or (ii) there is a sale of all or substantially all of the assets of the Company, all restrictions set forth in this Section 4 shall be terminated. In the event that the Company is acquired by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (a "Change of Control"), all restrictions set forth in this Section 4 shall terminate at the time that your Employment Period terminates, provided, that the change-of-control provisions set forth in Annex A shall apply.

 As amended by this letter, your Employment Agreement shall continue to govern the terms and conditions of your employment. Please confirm your agreement by signing in the space provided below.

                                            SOUNDVIEW TECHNOLOGY GROUP, INC.


                                            BY:
                                                -----------------------------
                                                Mark F. Loehr


Agreed:


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Robert H. Lessin